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                                                                  EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-85769, 333-85769-01, 333-85769-02 and 333-85769-03 on Form S-3 of TXU Gas
Company of our report dated March 11, 2004 (which includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142 as described in Note 2 of the Notes to the Financial Statements and the adoption of Statement of Financial Accounting Standards No. 145 as described in Note 1 of the Notes to the Financial Statements), appearing in TXU Gas Company's Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
March 18, 2004